Exhibit 10.32

FISCAL 2009 COMPENSATION ARRANGEMENTS FOR NAMED EXECUTIVE OFFICERS

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of Alloy, Inc. (the “Company”) determined during the first fiscal quarter of the fiscal year ended January 31, 2010 (“Fiscal 2009”) the base salaries and the bonus compensation for services performed during fiscal year ended January 31, 2009 (“Fiscal 2008”) for the executive officers of the Company, namely Matthew C. Diamond, the Company’s Chief Executive Officer and Chairman of its Board of Directors; James K. Johnson, Jr., its President and Chief Operating Officer; Joseph D. Frehe, its Chief Financial Officer; Gina R. DiGioia, its Chief Legal Officer and Secretary; and Robert L. Bell, its Chief Technology Officer (the “Executives”). Given the number of shares available under the Company’s 2007 Employee, Director and Consultant Stock Incentive Plan (the “2007 Plan”) and certain tax related limitations, the Compensation Committee will be reviewing the compensation of the Executives at a time when further shares have been added to and other amendments have been made to the 2007 Plan, with reference to Fiscal 2008 results and year to date financial performance. The following table sets forth a summary of the compensation for each of the Executives:

Executive Officer	Title	Fiscal 2008 Base Salary	Cash Bonus(1)	Value of Restricted Stock Grants($)	Value of Stock Options($)
Matthew C. Diamond	Chief Executive Officer	$450,000	$400,000	—	—
James K. Johnson, Jr.	Chief Operating Officer	$450,000	$400,000	—	—
Joseph D. Frehe	Chief Financial Officer	$240,000	$ 69,500	—	—
Gina R. DiGioia	Chief Legal Officer	$225,000	$ 50,000	—	—
Robert L. Bell	Chief Technology Officer	$402,000	—	—	—

(1)	Represents a cash bonus for performance during Fiscal 2008, which was paid during Fiscal 2009.